Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS STRONG THIRD QUARTER RESULTS

Highlights

•	11% increase in sales

•	24% increase in third quarter income from operations

Houston, TX – November 2, 2006 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $61.7 million, or $0.95 per diluted share, for the third quarter of 2006, an increase of 42% from the third quarter of 2005 net income of $43.5 million, or $0.67 per diluted share. Income from operations was $87.0 million on net sales of $672.4 million for the third quarter of 2006. This compares favorably with third quarter 2005 income from operations of $70.1 million on net sales of $605.4 million. The improvement in income from operations was primarily the result of increased selling prices, which outpaced higher feedstock costs, and improved feedstock trading results. The improvement in income from operations was partially offset by lower production volumes and higher maintenance expense due to an unscheduled outage at one of the company’s ethylene units in Lake Charles, Louisiana. The unscheduled shutdown resulted from mechanical problems with a compressor that required extended maintenance. As a result of the unscheduled outage, the company was able to complete a maintenance turnaround of the unit which had previously been scheduled for later in the year or early in 2007. During the unit’s downtime, the company also completed portions of a previously announced project to upgrade the feedstock flexibility at the ethylene plant, which is expected to reduce energy costs and provide additional ethylene capacity. The unit was successfully restarted in late October and resumed full production.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report strong third quarter results despite the negative impact of the unscheduled outage at Lake Charles. In addition to higher sales, our income from operations margin (‘operating margin’) increased to 13% in the third quarter of 2006 from 12% in the third quarter of 2005. Income from operations in the first nine months of 2006 was the highest in the history of the company, and operating margin was the highest since 1995. We continue to benefit from our vertical integration strategy.”

The utilization of first-in, first-out (FIFO) inventory accounting as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry was slightly favorable in the third quarter.

Compared to the second quarter of 2006, net income decreased $5.5 million, or $0.08 per diluted share, in the third quarter of 2006. However, third quarter 2006 net sales were $3.1 million higher than the $669.3 million reported in the second quarter of 2006. Third quarter 2006 income from operations decreased $19.9 million from the income from operations of $106.9 million reported in the second quarter of 2006. The decrease in net income and income from operations in the third quarter of 2006 as compared to the second quarter of 2006 was primarily due to the unscheduled outage at the ethylene unit in Lake Charles, Louisiana. The third quarter of 2006 was also negatively impacted by lower sales volumes for polyethylene and PVC pipe and higher feedstock costs. These decreases were partially offset by higher selling prices for most of the company’s products.

For the nine months ended September 30, 2006, net income was $180.2 million, or $2.76 per diluted share, which included an after-tax charge of $16.3 million, or $0.25 per diluted share, related to debt retirement costs incurred in the first quarter of 2006. For the first nine months of 2005, net income was $153.2 million, or $2.35 per diluted share. Net sales increased $155.8 million or 9% to $1,960.5 million for the nine months ended September 30, 2006 from the $1,804.7 million reported for the nine months ended September 30, 2005. Income from operations was $304.7 million for the nine months ended September 30, 2006 as compared to $254.5 million for the nine months ended September 30, 2005. The year to date increases were primarily due to higher selling prices, which were partially offset by higher feedstock costs and lower production volumes and higher maintenance expense due to the maintenance turnaround at the company’s facility in Calvert City, Kentucky and the unscheduled outage at the ethylene unit in Lake Charles, Louisiana. Net income also benefited from lower interest expense resulting from lower interest rates due to the re-financing completed in the first quarter of this year, higher interest income and improved feedstock trading results. Additionally, net income for the three months and nine months ended September 30, 2006 benefited from adjustments to deferred income taxes and the extra-territorial exclusion income benefit (“ETI”), which reduced income tax expense and increased net income by $3.7 million, or $0.06 per diluted share.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the third quarter of 2006 increased 24% to $111.4 million compared to $90.1 million in the third quarter of 2005 but decreased 15%, or $18.9 million, from $130.3 million of EBITDA in the second quarter of 2006. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

Cash flows from operating activities were $213.9 million for the nine months ended September 30, 2006, $100.7 million of which was used for capital additions. At the end of the third quarter of 2006, the company’s cash and short-term investments balance was $303.1 million and total debt outstanding was $260.1 million.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $3.2 million, or 7%, to $41.9 million in the third quarter of 2006 from $45.1 million in the third quarter of 2005. This decrease was primarily due to the unscheduled outage at the ethylene unit in Lake Charles, Louisiana. While the unit was down, the company conducted a maintenance turnaround of the facility. The unit was successfully restarted in late October. The negative effect on operating income of the unscheduled outage was partially offset by higher selling prices for the company’s Olefins products which more than offset higher raw material costs. Merchant ethylene sales volumes were lower for the third quarter of 2006 as compared to the third quarter of 2005 largely due to the increase in internal ethylene consumption resulting from additional VCM production at the company’s Geismar vinyls facility.

Third quarter 2006 income from operations for the Olefins segment decreased by $20.1 million from the $62.0 million income from operations reported in the second quarter of 2006. This decrease was primarily due to the unscheduled outage at the ethylene unit in Lake Charles, Louisiana, higher raw material costs for ethane and propane and lower polyethylene sales volumes. These decreases were partially offset by higher selling prices for the company’s Olefins products.

Income from operations for the Olefins segment increased by $23.9 million, or 17%, to $163.4 million for the nine months ended September 30, 2006 from $139.5 million for the nine months ended September 30, 2005. This increase was primarily due to price increases for all of the company’s Olefins products. These increases were partially offset by the impact from the unscheduled outage referred to above, higher feedstock costs and lower merchant ethylene sales volumes. As discussed above merchant ethylene sales volumes were lower due to the increase in internal ethylene consumption resulting from additional VCM production at the Geismar facility.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $20.0 million, or 69%, to $48.9 million in the third quarter of 2006 from the $28.9 million reported in the third quarter of 2005. This increase was primarily due to higher sales volumes for PVC resin and higher selling prices for both PVC resin and PVC pipe, partially offset by increased raw material costs.

Third quarter 2006 income from operations for the Vinyls segment increased by $4.6 million from the $44.3 million income from operations reported in the second quarter of 2006. This increase was primarily due to the negative impact of a planned maintenance turnaround at the company’s vinyls complex in Calvert City, Kentucky during the second quarter of 2006. In addition, the third quarter of 2006 benefited from higher selling prices for both PVC resin and PVC pipe. These increases were partially offset by higher feedstock costs and lower PVC pipe sales volumes. .

Income from operations for the Vinyls segment increased by $26.1 million, or 22%, to $147.6 million for the nine months ended September 30, 2006 from $121.5 million for the nine months ended September 30, 2005. This increase was primarily due to higher selling prices for PVC resin and PVC pipe and higher sales volumes for PVC resin. These increases were partially offset by the impact from the planned maintenance turnaround during the second quarter of 2006 and higher feedstock costs. PVC resin sales volumes increased largely due to additional production from the Geismar vinyls facility.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC in February 2006.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter results will be held Thursday, November 2, 2006 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (800) 299-9086, or (617) 786-2903 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 10251707.

A replay of the conference call will be available beginning an hour after its conclusion until 1:00 p.m. Eastern Time on Thursday, November 9, 2006. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 42524429.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1402866 and the earnings release can be obtained via the company’s Web page at: http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands of dollars, except per share data)
Net sales	$672,417	$605,391	$1,960,463	$1,804,666
Cost of sales	563,241	516,127	1,595,017	1,496,139

Gross profit	109,176	89,264	365,446	308,527

Selling, general and administrative expenses	22,165	19,202	60,703	53,994

Income from operations	87,011	70,062	304,743	254,533

Interest expense	(3,432)	(5,834)	(13,356)	(17,867)
Debt retirement cost	—	—	(25,853)	(646)
Other income, net	3,268	888	8,657	322

Income before income taxes	86,847	65,116	274,191	236,342

Provision for income taxes	25,191	21,590	94,029	83,147

Net income	$61,656	$43,526	$180,162	$153,195

Earnings per common share
Basic	$0.95	$0.67	$2.77	$2.36
Diluted	$0.95	$0.67	$2.76	$2.35

Weighted average shares outstanding
Basic	65,134,582	65,026,962	65,110,448	64,987,068

Diluted	65,237,824	65,261,382	65,234,840	65,252,220

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2006	December 31, 2005
	(In thousands of dollars)
Current Assets
Cash and cash equivalents	$202,824	$237,895
Short-term investments	100,275	—
Accounts receivable, net	335,063	302,779
Inventories, net	312,928	339,870
Other current assets	22,552	22,319

Total current assets	973,642	902,863
Property, plant and equipment, net	909,532	863,232
Other assets, net	88,928	61,094

Total assets	$1,972,102	$1,827,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$269,953	$304,649
Current portion of long-term debt	—	1,200

Total current liabilities	269,953	305,849
Long-term debt	260,135	265,689
Other liabilities	269,713	261,545

Total liabilities	799,801	833,083

Stockholders’ equity	1,172,301	994,106

Total liabilities and stockholders’ equity	$1,972,102	$1,827,189

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(In thousands of dollars)
Cash flows from operating activities
Net income	$180,162	$153,195

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,974	60,649
Deferred tax expense	9,617	30,527
Other balance sheet changes	(37,885)	(69,245)

Net cash provided by operating activities	213,868	175,126

Cash flows from investing activities
Additions to property, plant and equipment	(100,659)	(60,732)
Addition to equity investment	(4,574)	—
Purchase of short-term investments	(134,625)	—
Sales and maturities of short-term investments	34,350	—
Settlements of derivative instruments	(27,520)	—
Proceeds from disposition of assets	20	43

Net cash used for investing activities	(233,008)	(60,689)

Cash flows from financing activities
Proceeds from the exercise of stock options	1,404	966
Dividends paid	(6,192)	(4,551)
Proceeds from borrowings	249,185	—
Repayment of borrowings	(256,000)	(30,900)
Capitalized debt issuance costs	(4,328)	—

Net cash used for financing activities	(15,931)	(34,485)

Net (decrease) increase in cash and cash equivalents	(35,071)	79,952

Cash and cash equivalents at beginning of period	237,895	43,396

Cash and cash equivalents at end of period	$202,824	$123,348

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands of dollars)
Net Sales to External Customers
Olefins	$361,525	$331,228	$1,049,894	$1,025,285
Vinyls	310,892	274,163	910,569	779,381

	$672,417	$605,391	$1,960,463	$1,804,666

Income (Loss) from Operations
Olefins	$41,851	$45,086	$163,445	$139,502
Vinyls	48,944	28,850	147,606	121,482
Corporate and Other	(3,784)	(3,874)	(6,308)	(6,451)

	$87,011	$70,062	$304,743	$254,533

Depreciation and Amortization
Olefins	$12,293	$9,767	$35,872	$34,699
Vinyls	8,747	9,320	26,005	25,918
Corporate and Other	38	18	97	32

	$21,078	$19,105	$61,974	$60,649

Other Income (Expense), net
Olefins	$—	$(67)	$(1)	$(1,996)
Vinyls	71	(188)	156	276
Corporate and Other*	3,197	1,143	(17,351)	1,396

	$3,268	$888	$(17,196)	$(324)

*	Debt retirement costs of $25,853 and $646 are included in the nine months ended September 30, 2006 and September 30, 2005, respectively.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended September 30,		Nine Months Ended September 30,
		2006	2005	2006	2005
	(In thousands of dollars)
EBITDA	$130,329	$111,357	$90,055	$349,521	$314,858
Less:
Provision for income taxes	38,841	25,191	21,590	94,029	83,147
Interest expense	3,898	3,432	5,834	13,356	17,867
Depreciation and amortization	20,421	21,078	19,105	61,974	60,649

Net income	67,169	61,656	43,526	180,162	153,195
Changes in operating assets and liabilities	6,726	6,431	(19,868)	24,089	(8,596)
Deferred income taxes	6,246	(1,119)	7,770	9,617	30,527

Cash flows from operating activities	$80,141	$66,968	$31,428	$213,868	$175,126

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	Qtr3-06 v. Qtr3-05		Qtr3-06 v. Qtr2-06
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins[1]	+19.8%	-11.3%	+10.3%	-7.3%
Vinyls[2]	+11.4%	+1.8%	+2.1%	-5.0%
Company average	+15.7%	-5.3%	+6.3%	-6.2%

[1]	Includes: Ethylene and co-products, polyethylene, and styrene.
[2]	Includes: Ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products.

Average Quarterly Industry Prices (1)

	Qtr 3 ‘05	Qtr 4 ‘05	Qtr 1 ‘06	Qtr 2 ‘06	Qtr 3 ‘06
Ethane (cents/lb)	23.1	25.7	19.2	22.8	25.5
Propane (cents/lb)	22.9	25.2	22.4	24.9	26.0
Ethylene (cents/lb) (2)	41.2	55.8	50.3	46.5	50.7
Low density polyethylene (cents/lb) (3)	65.2	86.0	78.0	73.0	78.7
Linear low density polyethylene (cents/lb) (4)	57.2	78.0	70.0	65.0	70.7
Styrene (cents/lb) (5)	60.3	63.8	60.6	61.7	70.1
Caustic ($/ short ton) (6)	390.0	457.5	424.2	393.3	361.7
Chlorine ($/ short ton) (7)	350.0	357.5	332.5	332.5	332.5
VCM (cents/lb) (8)	38.6	48.0	44.0	42.2	43.9
PVC (cents/lb) (9)	53.2	65.8	62.8	60.0	61.3

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North America spot prices of ethylene over the period as reported by CMAI.
(3)	Represents average North America contract prices of LDPE general purpose film over the period as reported by CMAI.
(4)	Represents average North America contract prices of LLDPE butene film over the period as reported by CMAI.
(5)	Represents average North American spot prices of styrene over the period as reported by CMAI.
(6)	Represents average North America spot prices of caustic soda (diaphragm grade ) over the period as reported by CMAI.
(7)	Represents average North America contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(8)	Represents average North America contract prices of VCM over the period as reported by CMAI.
(9)	Represents average North America contract prices of PVC over the period as reported by CMAI.